Exhibit 10.9
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made and dated effective as of January 1, 2009 by and between 109 MORGAN LANE, LLC, a New Jersey limited liability company (“Landlord”) and INTEGRA LIFESCIENCES CORPORATION, (“Tenant”).
BACKGROUND:
A. Landlord and Tenant are parties to a certain Lease Agreement dated May 15, 2008 (the “Lease”), pursuant to the provisions of which the Landlord leased to the Tenant, and the Tenant rented from the Landlord certain space in the Building located at 109 Morgan Lane, Plainsboro, Middlesex County, New Jersey.
B. Landlord and Tenant now desire to amend and modify the Lease pursuant to the provisions of this First Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intention of being legally bound, the Landlord and Tenant hereby agree as follows:
1. Except as specifically defined in this First Amendment, initially capitalized terms in this First Amendment shall have the meaning ascribed to such terms in the Lease.
2.	Subsection 9 of the BASIC LEASE PROVISIONS AND DEFINITIONS is hereby amended in its entirety as follows:
“ (9)Termination Date: Shall mean March 31, 2019 for both the Initial Space and for the Remaining Space, unless the term of the Lease is extended by Tenant as provided herein. If Tenant exercises its option to renew for five years, the termination date shall be the last day of such five extension period.”
3. The definition of Miniumum Rent as set forth in the BASIC LEASE PROVISIONS AND DEFINITIONS is hereby amended in its entirety as follows:
“Minimum Rent: For the Initial Space from June 1, 2008 through March 31, 2019 :

Months	Monthly Rent	Annual Rent
6/1/2008 — 9/31/2008	$20,062.50	$240,750.00
10/01/08 — 12/31/2008	$20,619.79	$247,437.48
1/1/2009 - 3/31/2019	$22,514.58	$270,174.96
For the Remaining Space (if applicable) from the Move In Date through March 31, 2019: $26,311.34 per month (which is equal to $315,736.08 per year), as adjusted pursuant to Article 4 of this Lease.
The Annual Rent during the renewal term shall be computed in accordance with the provisions of this Paragraph. In the event the Consumer Price Index for Urban Wage Earners and Clerical Workers in the City of Philadelphia published by the Bureau of Labor Statistics of the U.S. Department of Labor (1982-84 equals 100) (hereinafter called the “Price Index”) or a successor or substitute index appropriately adjusted, reflects an increase in the cost of living in the first full calendar month of the renewal term of this Lease (the “Adjustment Month”) over and above such cost of living as reflected by the Price Index as it exists for the month in which the Move In Date occurs (hereinafter called the “Base Index”), the Annual Rent during the renewal term shall be increased to the amount determined by multiplying the Annual Rent (applicable to both the Initial Space and the Remaining Space) provided for the last year of the initial term of this Lease by a fraction, the numerator of which shall be the Price Index for the Adjustment Month and the denominator of which shall be the Base Index. In the event that such determination cannot be made until after the commencement of the renewal term, the increase of the monthly rental payments due for the months of the renewal term prior to such determination shall be paid to Landlord upon the date the next payment of rent is due following such determination. In no event shall the Annual Rent during the renewal term be less than the Annual Rent for the last year of the initial term of this Lease.”
4. Section 5A of the Lease is hereby amended in its entirety as follows:
“ A. Commencing on January 1, 2009, with respect to the Initial Space, Tenant shall pay to Landlord, the Tenant’s Proportionate Share of the Additional Rent. The Additional Rent for the Term of the Lease shall initially be estimated to be $5.00 per square foot or $133,749.96 per annum for the Initial Space which Tenant shall remit to Landlord in monthly payments of $11,145.83 on account of the Additional Rent, commencing on January 1, 2009. Commencing on the Move In Date, unless Landlord contributes to any delay in Tenant’s ability to move in by such date and, if the conditions for the Remaining Space becoming subject to this Lease are satisfied during the applicable time periods indicated herein, Tenant shall pay to Landlord the Additional Rent for both the Initial Space and the Remaining Space. The estimated $5.00 per square foot or $290,055 per annum for the Premises which Tenant shall remit to Landlord in monthly payments of $24,171.25 commencing on the Move In Date on account of the Additional Rent. “Additional Rent” shall mean Taxes, Operating Expenses and other charges due to Landlord from Tenant hereunder.”
5. Section 46 of the Lease is hereby amended in its entirety as follows:
“46. LANDSCAPING AND CERTAIN REPAIRS. On or before April 1, 2009, Landlord at its own cost and expense shall (i) upgrade the existing landscaping by trimming and maintaining the trees and bushes, ensuring none encroach over the walkways, plant flowers, and repair bare patches in the grass, all in a manner similar to the landscaping at 311 Enterprise Drive, (ii) inspect and repair, as needed, all concrete walkways, curbs, and stairs for cracks or damage and (iii) remove the curbing surrounding the place where the electrical circuit breaker boxes had been on the floor of the Building and, restore such floor area to its prior condition.”
6. Section 49 of the Lease is hereby amended in its entirety as follows:
“49. ADDITIONAL REPAIRS. On or before July 1, 2009, Landlord at its own cost and expense shall remove the steel structure from the roof of the Building and, if such roof area is damaged by such removal, restore the area of the roof to its condition before the steel structure.”
7. Except as expressly provided in this First Amendment, the terms and provisions of the Lease remain in full force and effect in accordance with its terms. Tenant hereby confirms and acknowledges that Tenant has accepted the Initial Space in its current condition, and that there exists no default or event which with the passage of time or the giving of notice could constitute a default by Landlord under the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease on the 9th day of March, 2009.

109 MORGAN LANE, LLC, as Landlord By: Rudner Properties, LLC, Managing Member
By:	/s/ Arthur Rudner
Arthur Rudner, Member

INTEGRA LIFESCIENCES CORPORATION, as Tenant
By:	/s/ Stuart M. Essig
	Name:	Stuart M. Essig
	Title:	President and Chief Executive Officer

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